Exhibit 99.1

OncoMed Pharmaceuticals Reports Third Quarter 2015

Financial Results

REDWOOD CITY, Calif., November 5, 2015 — OncoMed Pharmaceuticals, Inc. (Nasdaq:OMED), a clinical-stage company developing novel cancer stem cell (CSC) and immuno-oncology therapeutics, today announced financial results for the quarter ended September 30, 2015. The company ended the third quarter with $175.2 million in cash, cash equivalents, and short term investments.

“Our internally discovered research and development pipeline continues to advance, with both demcizumab and tarextumab in two randomized Phase 2 clinical trials each,” said Paul J. Hastings, Chairman and Chief Executive Officer. “We now have seven product candidates in 17 clinical trials, and are advancing two additional immuno-oncology product candidates to IND filings.”

Pipeline Update

Demcizumab (anti-DLL4, OMP-21M18)

•	Enrollment continues in the randomized Phase 2 YOSEMITE pancreatic cancer and Phase 2 DENALI non-small cell lung cancer (NSCLC) trials.

•	Planning advances for a Phase 1b trial testing combination of demcizumab with pembrolizumab (an anti-PD1 antibody). Participating institutions include Memorial Sloan Kettering Cancer Center, Columbia University, Royal Marsden Hospital.

Tarextumab (anti-Notch 2/3, OMP-59R5)

•	Completed enrollment in the randomized Phase 2 ALPINE pancreatic cancer trial in August. A readout of the trial data, including overall survival results from both intent-to-treat and Notch3 biomarker populations, is anticipated in the second half of 2016.

•	Enrollment continues in the randomized Phase 2 PINNACLE small cell lung cancer (SCLC) trial.

•	Presented Notch3 biomarker results at the World Congress on Lung Cancer in September highlighting the role of overexpression of Notch3 as a poor prognostic factor in SCLC patients and as a potential biomarker for tarextumab treatment. Updated survival data continued to suggest greater benefit of tarextumab in a dose-dependent fashion, with median overall survival not yet reached in patients with high Notch3 tumors receiving higher doses of tarextumab.

Wnt Pathway Programs

•	Reached an agreement with Bayer to enroll up to 24 additional subjects, including some subjects who will undergo serial tumor biopsies, in the Phase 1b clinical trial of vantictumab (anti-Fzd7, OMP-18R5) in breast cancer and the Phase 1b clinical trial of ipafricept (Fzd8-Fc, OMP-54F28) in ovarian cancer, to further elucidate the profile of these product candidates and generate additional data to inform Bayer’s opt-in decisions. Bayer has agreed to reimburse OncoMed for all out-of-pocket expenses to support this additional patient enrollment. Delivery of opt-in packages to Bayer for both vantictumab and ipafricept is now anticipated in late 2016/early 2017.

OncoMed Reports Third Quarter 2015 Financial Results

Brontictuzumab (anti-Notch1, OMP-52M51)

•	De-prioritized and discontinued the Phase 1a hematologic malignancy trial to focus on solid tumor indications in biomarker selected populations. Data will be presented at an upcoming medical meeting.

•	Data to be presented on November 8, 2015 at the AACR-NCI-EORTC International Conference on Molecular Targets and Cancer Therapeutics Meeting in November in Boston show single-agent activity of brontictuzumab in Notch1 biomarker positive solid tumor subjects.

•	Advanced plans to clinically test brontictuzumab in combination with standard-of-care in solid tumor indications with a focus on patients whose tumors overexpress the active form of Notch1.

Anti-DLL4/VEGF (OMP-305B83) and Anti-RSPO3 (OMP-131R10)

•	Enrollment continues in Phase 1a study of anti-DLL4/VEGF bispecific in solid tumors.

•	Presented pre-clinical data at the Society for Immunotherapy of Cancer (SITC) of the immune mediated anti-cancer effects of OncoMed’s anti-DLL4/VEGF bispecific antibody.

•	Advance plans to study anti-DLL4/VEGF in Phase 1b in combination with standard-of-care.

•	Enrollment continues in Phase 1a/b study of anti-RSPO3 in solid tumors.

Immuno-oncology Research

•	Presented new data for GITRL-Fc showing potent single-agent anti-tumor activity and activity in combination with checkpoint inhibitors at the Inaugural International Cancer Immunotherapy Conference in September. OncoMed is advancing GITRL-Fc into IND-enabling studies with the goal of ultimately filing an Investigational New Drug (IND) application with the U.S. Food and Drug Administration.

•	Advanced preclinical testing of an immuno-oncology antibody under the collaboration with Celgene with goal of achieving formal designation as a clinical development candidate in the collaboration by the end of 2015 followed by an IND filing in 2016.

Third Quarter 2015 Financial Results

Cash, cash equivalents and short-term investments totaled $175.2 million as of September 30, 2015, compared to $200.2 million as of June 30, 2015.

Revenues for the third quarter 2015 totaled $4.7 million, as compared to $19.0 million in the third quarter of 2014. Revenues were higher in the third quarter of 2014 primarily due to milestone revenues from the GlaxoSmithKline and Bayer collaborations achieved during that period.

Research and development (R&D) expenses for the third quarter 2015 were $24.7 million compared with $21.0 million for the same period in 2014. Increases in R&D expenditures in the three months ended September 30, 2015 were primarily attributable to increased personnel expenses, increased program costs associated with the advancement of demcizumab and tarextumab into randomized Phase 2 trials, as well as increased costs related to advancement of our anti-DLL4/VEGF and anti-RSPO3 programs into clinical development.

General and administrative (G&A) expenses for the quarter ended September 30, 2015 were $4.5 million, compared to $3.5 million for the same three-month period in 2014. The increased costs during the third quarter 2015 were attributable to higher employee-related costs, increased patent expenses, and financial expenses related to the June 2015 S-3 shelf registration filing.

OncoMed Reports Third Quarter 2015 Financial Results

Net loss for the third quarter 2015 was $24.5 million ($0.81 per share), compared to $5.5 million ($0.18 per share) for the same three-month period of 2014. The change in net loss for the third quarter of 2015 was primarily due to an increase in operational expenses and lower milestone revenues.

Conference Call Today

OncoMed management will host a conference call today beginning at 8:00 a.m. ET/5:00 a.m. PT to review third quarter 2015 financial results and pipeline progress.

Analysts and investors can participate in the conference call by dialing 1-855-420-0692 (domestic) and 1-484-756-4194 (international) using the conference ID# 65845990.

The press release and an audio-only webcast of the conference call will be accessible through a link in the Investor Relations section of the OncoMed website: http://www.oncomed.com. The web broadcast of the conference call will be available for replay through November 20, 2015.

About OncoMed Pharmaceuticals

OncoMed Pharmaceuticals is a clinical-stage company focused on discovering and developing novel anti-cancer stem cell and immuno-oncology therapeutics. OncoMed has seven anti-cancer product candidates in clinical development, including demcizumab (anti-DLL4, OMP-21M18), tarextumab (anti-Notch2/3, OMP-59R5), brontictuzumab (anti-Notch1, OMP-52M51), anti-DLL4/VEGF bispecific antibody (OMP-305B83), vantictumab (anti-FZD7, OMP-18R5), ipafricept (FZD8-Fc, OMP-54F28), and anti-RSPO3 (OMP-131R10), which each target key cancer stem cell signaling pathways including Notch, Wnt and R-spondin-LGR. OncoMed is also pursuing discovery of additional novel anti-CSC and cancer immunotherapy product candidates. OncoMed has formed strategic alliances with Celgene Corporation, Bayer Pharma AG and GlaxoSmithKline (GSK). Additional information can be found at the company’s website: www.oncomed.com.

Forward-Looking Statements

To the extent that statements contained in this press release are not descriptions of historical facts regarding OncoMed Pharmaceuticals, they are forward-looking statements reflecting the current beliefs and expectations of management made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including OncoMed’s expectations regarding the timing, progress and results of OncoMed’s preclinical studies and clinical trials, including the expected timing for designation of one of its immuno-oncology product candidates as a clinical development candidate under the Celgene collaboration and the expected timing for IND filings for its immuno-oncology product candidates; the expected timing for the readout of the ALPINE trial; the enrollment of additional patients in OncoMed’s clinical trials; the timing of OncoMed’s presentation of opt-in data packages to Bayer; and the presentation of clinical trial data at upcoming medical meetings. Such risks and uncertainties include, among others, the uncertainties inherent in the preclinical and clinical development process; OncoMed’s dependence on its collaboration partners, including Celgene, GSK and Bayer, for the funding of its partnered programs; OncoMed’s ability to raise additional capital to support the development of its unpartnered programs; OncoMed’s reliance on third parties to conduct certain preclinical studies and all of its clinical trials; and OncoMed’s reliance on single source third-party contract manufacturing organizations to manufacture and supply its product candidates. OncoMed undertakes no obligation to update or revise any forward-looking statements. For a further description of the risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to OncoMed’s business in general, see OncoMed’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014, filed with the Securities and Exchange Commission (SEC) on March 12, 2015, OncoMed’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2015, filed with the SEC on May 7, 2015, OncoMed’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2015, filed with the SEC on August 10, 2015, and OncoMed’s other periodic reports filed with the SEC.

OncoMed Reports Third Quarter 2015 Financial Results

Contact:

Media & Investors

OncoMed Pharmaceuticals

Michelle Corral

Senior Director, Investor Relations and Corporate Communications

michelle.corral@oncomed.com

(650) 995-8373

Investors

Shari Annes

Annes Associates

shari.annes@oncomed.com

(650) 888-0902

OncoMed Reports Third Quarter 2015 Financial Results

ONCOMED PHARMACEUTICALS, INC.

Condensed Statements of Operations

(Unaudited)

(Amount in thousands, except share and per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2015	2014	2015	2014
Collaboration revenue:	$4,687	$19,015	$19,060	$31,044
Operating expenses:
Research and development	24,712	21,000	66,190	55,876
General and administrative	4,536	3,515	13,607	10,167

Total operating expenses	29,248	24,515	79,797	66,043

Loss from operations	(24,561)	(5,500)	(60,737)	(34,999)
Interest and other income, net	94	49	143	82

Loss before provision for income taxes	(24,467)	(5,451)	(60,594)	(34,917)
Provision for income taxes	12	35	35	37

Net loss	$(24,479)	$(5,486)	$(60,629)	$(34,954)

Net loss per common share, basic and diluted	$(0.81)	$(0.18)	$(2.02)	$(1.18)
Shares used to compute net loss per common share, basic and diluted	30,072,662	29,773,385	30,001,697	29,607,085

ONCOMED PHARMACEUTICALS, INC.

Condensed Balance Sheets

(Unaudited)

(Amount in thousands)

	September 30, 2015	December 31, 2014
Cash, cash equivalents and short-term investments	$175,205	$231,966
Prepaid and other assets	9,369	15,876

Total assets	$184,574	$247,842

Deferred revenue	$134,810	$148,870
Other liabilities	24,879	22,605
Stockholders’ equity	24,885	76,367

Total liabilities and stockholders’ equity	$184,574	$247,842